UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2006

BRUKER BIOSCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

40 Manning Road

Billerica, MA 01821

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act

☐               Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐               Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐               Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Bruker BioSciences Corporation
Form 8-K/A
Index

Item 2.01	Completion of Acquisition or Disposition of Assets
Item 9.01	Financial Statements and Exhibits
	(a)	Financial Statements of Acquired Business
	(b)	Pro Forma Financial Information
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006
Unaudited Pro Forma Condensed Combined Statements of Operations –
For the six months ended June 30, 2006 and 2005
For the years ended December 31, 2005, 2004 and 2003
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
	(c)	Exhibits

Item 2.01.         Completion of Acquisition or Disposition of Assets.

On July 1, 2006, the Company completed the previously announced acquisition of all of the outstanding stock of Bruker Optics from the Bruker Optics stockholders in accordance with the terms of the stock purchase agreement, dated as of April 17, 2006, by and among the Company, Bruker Optics and the stockholders of Bruker Optics (the “Stock Purchase Agreement”). As previously reported, at the Company’s annual meeting of stockholders, held on June 29, 2006, the Company’s stockholders approved the acquisition and the issuance of shares of the Company’s common stock in connection with the acquisition.

Prior to the completion of the acquisition, the Company’s chief executive officer and chairman of the board, Frank H. Laukien, and certain of his family members owned stock in both the Company and Bruker Optics. Dr. Laukien and his related family members owned an aggregate of 58% of the Company’s common stock and 99% of the shares of Bruker Optics being acquired by the Company. Following the completion of the acquisition, Dr. Laukien and his related family members own, in the aggregate, approximately 63% of the outstanding shares of common stock of the Company. In addition, Dr. Laukien’s half brother, Dirk D. Laukien, is the President of Bruker Optics and, following the Company’s acquisition of Bruker Optics, became a senior vice president of the Company.

At the closing, the Company paid an aggregate of $135 million of consideration to the Bruker Optics stockholders and holders of Bruker Optics stock options, of which approximately $79 million was paid in cash and approximately $56 million was paid in restricted unregistered shares of Company common stock. As a result of the acquisition, Bruker Optics became a wholly-owned subsidiary of the Company.

$13.5 million of the cash payment to the Bruker Optics stockholders is being held in escrow until the later of (x) the thirtieth day following receipt by the Company of Bruker Optics’ audited financial statements for the fiscal year ended December 31, 2006, or (y) the resolution of any indemnification claim pending as of the receipt of such audited financial statements. In addition, $1 million of the cash payment to the Bruker Optics stockholders is being held in escrow until the later of (x) the twentieth day after the Company delivers a closing balance sheet of Bruker Optics to the Bruker Optics stockholders, which balance sheet is to be delivered within 90 days of the closing of the acquisition, or (y) the resolution of any objections to the balance sheet.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which was filed with the Securities and Exchange Commission on the Company’s Current Report on Form 8-K on July 7, 2006.

Item 9.01.         Financial Statements and Exhibits.

(a)                Financial Statements of Businesses Acquired

The consolidated financial statements of Bruker Optics are attached hereto as listed in the index on page F-1 herein.

(b)                Unaudited Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006 and Statements of Operations for the six months ended June 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003 include the historical consolidated statements of operations of the combined Bruker BioSciences and Bruker Optics, giving effect to the acquisition as if it had occurred on January 1, 2003. This information is only a summary, and you should read it in conjunction with the Bruker BioSciences historical consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and Bruker Optics historical consolidated financial statements and related notes contained elsewhere in this Form 8-K/A (see pages F-1 through F-21).

Both Bruker BioSciences and Bruker Optics were majority owned by five affiliated stockholders. As a result, the acquisition of Bruker Optics by Bruker BioSciences was considered a business combination of companies under common control and is being accounted for in a manner similar to a pooling-of-interests. Accordingly, the acquisition of Bruker Optics, as it relates to the portion under common ownership (approximately 96%) is being accounted for at historical carrying values. The portion not under the common ownership of the five affiliated stockholders (approximately 4%) is being accounted for using the purchase method of accounting (at fair value) on a pro rata basis. The excess purchase price of the interest not under common control over the fair value of the related net assets acquired, approximately $4.3 million, is being accounted for as goodwill and intangible assets.

We have prepared the unaudited pro forma condensed combined financial statements based on available information, using assumptions that we believe are reasonable. These unaudited pro forma condensed combined financial statements are being provided for informational purposes only. They do not purport to represent our actual financial position or results of operations had the acquisition occurred on the dates specified nor do they project our results of operations or financial position for any future period or date.

The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition. Pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2006

	Bruker	Bruker			Historical	Pro Forma		Pro Forma
	BioSciences	Optics	Eliminations		Combined	Adjustments		Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$96,596	$12,828	$—		$109,424	$(59,147	)(3a)	$50,277
Accounts receivable, net	61,709	10,910	—		72,619	—		72,619
Due from affiliated companies	2,678	2,939	(1,457	)(2a)	4,160	—		4,160
Inventories	103,174	24,221	—		127,395	—		127,395
Other current assets	11,879	4,318	—		16,197	(548	)(3f)	15,649

Total current assets	276,036	55,216	(1,457)		329,795	(59,695)		270,100
Property, plant and equipment, net	74,864	13,173	—		88,037	—		88,037
Intangibles and other assets	28,826	72	—		28,898	4,259	(3b)	33,157

Total assets	$379,726	$68,461	$(1,457)		$446,730	$(55,436)		$391,294

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$9,613	$1,283	$—		$10,896	$—		$10,896
Accounts payable	12,340	2,870	—		15,210	1,585	(3c)	16,795
Due to affiliated companies	3,472	2,479	(1,457	)(2a)	4,494	—		4,494
Other current liabilities	90,965	27,855	—		118,820	—		118,820

Total current liabilities	116,390	34,487	(1,457)		149,420	1,585		151,005

Long-term debt	21,969	3,463	—		25,432	20,000	(3a)	45,432
Other long-term liabilities	22,969	2,075	—		25,044	—		25,044
Minority interest	324	—	—		324	—		324

Stockholders equity:
Common stock	901	188	—		1,089	(114	)(3d)	975
Additional paid-in capital	217,039	3,389	—		220,428	(76,359	)(3e)	144,069
Retained earnings (accumulated deficit)	(17,287)	22,072	—		4,785	(548	)(3f)	4,237
Accumulated other comprehensive income	17,421	2,787	—		20,208	—		20,208

Total shareholders’ equity	218,074	28,436	—		246,510	(77,021)		169,489

Total liabilities and shareholders’ equity	$379,726	$68,461	$(1,457)		$446,730	$(55,436)		$391,294

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2006

	Bruker	Bruker			Historical	Pro Forma		Pro Forma
	BioSciences	Optics	Eliminations		Combined	Adjustments		Combined
	(in thousands, except per share data)
Product revenue	$132,330	$41,024	$(1,178	)(2b)	$172,176	$—		$172,176
Service revenue	19,043	3,816	(589	)(2c)	22,270	—		22,270
Other revenue	877	16	—		893	—		893

Total revenue	152,250	44,856	(1,767)		195,339	—		195,339

Cost of product revenue	74,841	19,304	(1,390	)(2d)	92,755	—		92,755
Cost of service revenue	10,500	2,777	(672	)(2e)	12,605	—		12,605

Total cost of revenue	85,341	22,081	(2,062)		105,360	—		105,360
Gross profit	66,909	22,775	295		89,979	—		89,979

Operating expenses:
Sales and marketing	29,398	10,334	—		39,732	—		39,732
General and administrative	11,148	1,932	—		13,080	280	(4a)	13,360
Research and development	20,993	3,566	—		24,559	—		24,559
Acquisition related charges	2,368	2,500	—		4,868	(4,868	)(4b)	—

Total operating expenses	63,907	18,332	—		82,239	(4,588)		77,651
Operating income	3,002	4,443	295		7,740	4,588		12,328

Interest and other income (expense), net	1,122	2,891	—		4,013	(1,719	)(4c)	2,294

Income before income tax provision and minority interest in consolidated subsidiaries	4,124	7,334	295		11,753	2,869		14,622

Income tax provision	2,775	2,970	118	(2f)	5,863	900		6,763

Income before minority interest in consolidated subsidiaries	1,349	4,364	177		5,890	1,969		7,859
Minority interest in consolidated subsidiaries	93	—	—		93	—		93

Net income	$1,256	$4,364	$177		$5,797	$1,969		$7,766

Net income per common share - basic and diluted	$0.01							$0.08
Weighted average common shares outstanding:
Basic	90,054					11,375	(4d)	101,429
Diluted	90,403					11,375	(4d)	101,778

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2005

	Bruker	Bruker			Historical	Pro Forma		Pro Forma
	BioSciences	Optics	Eliminations		Combined	Adjustments		Combined
	(in thousands, except per share data)
Product revenue	$127,547	$31,868	$(1,158	)(2b)	$158,257	$—		$158,257
Service revenue	17,732	3,086	(579	)(2c)	20,239	—		20,239
Other revenue	1,000	96	—		1,096	—		1,096

Total revenue	146,279	35,050	(1,737)		179,592	—		179,592

Cost of product revenue	72,540	15,147	(1,181	)(2d)	86,506	—		86,506
Cost of service revenue	11,815	1,975	(600	)(2e)	13,190	—		13,190

Total cost of revenue	84,355	17,122	(1,781)		99,696	—		99,696
Gross profit	61,924	17,928	44		79,896	—		79,896

Operating expenses:
Sales and marketing	25,537	9,039	—		34,576	—		34,576
General and administrative	10,955	1,549	—		12,504	280	(4a)	12,784
Research and development	21,982	3,043	—		25,025	—		25,025

Total operating expenses	58,474	13,631	—		72,105	280		72,385
Operating income	3,450	4,297	44		7,791	(280)		7,511

Interest and other income (expense), net	424	(919)	—		(495)	(1,719	)(4c)	(2,214)

Income before income tax provision and minority interest in consolidated subsidiaries	3,874	3,378	44		7,296	(1,999)		5,297

Income tax provision	3,070	1,343	17	(2f)	4,430	—		4,430

Income before minority interest in consolidated subsidiaries	804	2,035	27		2,866	(1,999)		867
Minority interest in consolidated subsidiaries	103	—	—		103	—		103

Net income	$701	$2,035	$27		$2,763	$(1,999)		$764

Net income per common share - basic and diluted	$0.01							$0.01
Weighted average common shares outstanding:
Basic	89,471					11,375	(4d)	100,846
Diluted	89,591					11,375	(4d)	100,966

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005

	Bruker	Bruker			Historical	Pro Forma		Pro Forma
	BioSciences	Optics	Eliminations		Restated	Adjustments		Combined
Product revenue	$259,645	$72,476	$(3,226	)(2b)	$328,895	$—		$328,895
Service revenue	35,856	5,963	(791	)(2c)	41,028	—		41,028
Other revenue	2,068	262	—		2,330	—		2,330

Total revenue	297,569	78,701	(4,017)		372,253	—		372,253

Cost of product revenue	147,364	33,954	(3,037	)(2d)	178,281	—		178,281
Cost of service revenue	24,398	4,324	(729	)(2e)	27,993	—		27,993

Total cost of revenue	171,762	38,278	(3,766)		206,274	—		206,274
Gross profit	125,807	40,423	(251)		165,979	—		165,979

Operating expenses:
Sales and marketing	51,438	19,020	—		70,458	—		70,458
General and administrative	22,374	3,227	—		25,601	559	(4a)	26,160
Research and development	41,357	6,141	—		47,498	—		47,498

Total operating expenses	115,169	28,388	—		143,557	559		144,116
Operating income	10,638	12,035	(251)		22,422	(559)		21,863

Interest and other income (expense), net	1,311	(2,091)	—		(780)	(3,438	)(4c)	(4,218)

Income before income tax provision and minority interest in consolidated subsidiaries	11,949	9,944	(251)		21,642	(3,997)		17,645

Income tax provision	8,263	3,693	(101	)(2f)	11,855	—		11,855

Income before minority interest in consolidated subsidiaries	3,686	6,251	(150)		9,787	(3,997)		5,790
Minority interest in consolidated subsidiaries	40	—	—		40	—		40

Net income	$3,646	$6,251	$(150)		$9,747	$(3,997)		$5,750

Net income per common share - basic and diluted	$0.04							$0.06
Weighted average common shares outstanding:
Basic	89,521					11,375	(4d)	100,896
Diluted	89,828					11,375	(4d)	101,203

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004

	Bruker	Bruker			Historical	Pro Forma		Pro Forma
	BioSciences	Optics	Eliminations		Combined	Adjustments		Combined
Product revenue	$249,929	$68,188	$(848	)(2b)	$317,269	$—		$317,269
Service revenue	32,298	5,813	(730	)(2c)	37,381	—		37,381
Other revenue	2,189	150	—		2,339	—		2,339

Total revenue	284,416	74,151	(1,578)		356,989	—		356,989

Cost of product revenue	145,188	38,042	(853	)(2d)	182,377	—		182,377
Cost of service revenue	20,752	3,731	(725	)(2e)	23,758	—		23,758

Total cost of revenue	165,940	41,773	(1,578)		206,135	—		206,135
Gross profit	118,476	32,378	—		150,854	—		150,854

Operating expenses:
Sales and marketing	55,976	16,740	—		72,716	—		72,716
General and administrative	20,399	2,781	—		23,180	559	(4a)	23,739
Research and development	43,219	5,145	—		48,364	—		48,364

Total operating expenses	119,594	24,666	—		144,260	559		144,819
Operating income	(1,118)	7,712	—		6,594	(559)		6,035

Interest and other income (expense), net	(3,779)	(1,068)	—		(4,847)	(3,438	)(4c)	(8,285)

Income before income tax provision and minority interest in consolidated subsidiaries	(4,897)	6,644	—		1,747	(3,997)		(2,250)

Income tax provision	2,865	2,668	—	(2f)	5,533	—		5,533

Income before minority interest in consolidated subsidiaries	(7,762)	3,976	—		(3,786)	(3,997)		(7,783)
Minority interest in consolidated subsidiaries	69	—	—		69	—		69

Net income	$(7,831)	$3,976	$—		$(3,855)	$(3,997)		$(7,852)

Net income per common share - basic and diluted	$(0.09)							$(0.08)
Weighted average common shares outstanding:
Basic	88,495					11,375	(4d)	99,870
Diluted	88,495					11,375	(4d)	99,870

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003

	Bruker	Bruker			Historical	Pro Forma		Pro Forma
	BioSciences	Optics	Eliminations		Combined	Adjustments		Combined
Product revenue	$239,056	$55,343	$(749	)(2b)	$293,650	$—		$293,650
Service revenue	20,325	4,564	(9	)(2c)	24,880	—		24,880
Other revenue	1,298	140	—		1,438	—		1,438

Total revenue	260,679	60,047	(758)		319,968	—		319,968

Cost of product revenue	140,597	31,010	(721	)(2d)	170,886	—		170,886
Cost of service revenue	13,732	3,121	7	(2e)	16,860	—		16,860

Total cost of revenue	154,329	34,131	(714)		187,746	—		187,746
Gross profit	106,350	25,916	(44)		132,222	—		132,222

Operating expenses:
Sales and marketing	51,707	15,250	—		66,957	—		66,957
General and administrative	17,335	2,305	—		19,640	559	(4a)	20,199
Research and development	37,244	4,313	—		41,557	—		41,557
Reversal of Liability Accrual	(1,929)	—	—		(1,929)	—		(1,929)
Special charges	11,674	—	—		11,674	—		11,674

Total operating expenses	116,031	21,868	—		137,899	559		138,458
Operating income	(9,681)	4,048	(44)		(5,677)	(559)		(6,236)

Interest and other income (expense), net	998	(438)	—		560	(3,438	)(4c)	(2,878)

Income before income tax provision and minority interest in consolidated subsidiaries	(8,683)	3,610	(44)		(5,117)	(3,997)		(9,114)

Income tax provision	9,724	1,475	(17	)(2f)	11,182	—		11,182

Income before minority interest in consolidated subsidiaries	(18,407)	2,135	(27)		(16,299)	(3,997)		(20,296)
Minority interest in consolidated subsidiaries	(853)	—	—		(853)	—		(853)

Net income	$(17,554)	$2,135	$(27)		$(15,446)	$(3,997)		$(19,443)

Net income per common share - basic and diluted	$(0.22)							$(0.21)
Weighted average common shares outstanding:
Basic	81,280					11,375	(4d)	92,655
Diluted	81,280					11,375	(4d)	92,655

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.                   Description of Transaction and Basis of Presentation

Bruker BioSciences acquired all of the stock of Bruker Optics for a fixed purchase price of $135.0 million. Approximately $79.1 million (or 58.6% of the purchase price) was paid in cash, while the stock component, worth approximately $55.9 million (or 41.4% of the purchase price), was paid in Bruker BioSciences stock. The cash component of the purchase price was funded from approximately $60 million of existing cash, and approximately $20 million from a new revolving credit facility. The number of Bruker BioSciences shares issued for the stock component of the purchase price was determined by dividing $55.9 million by the trailing average of Bruker BioSciences closing prices per share, as reported in The Wall Street Journal, for the period of ten (10) consecutive trading days ending three (3) days prior to the closing date, which was July 1, 2006.

Five members of the Laukien family, who owned approximately 58% of Bruker BioSciences on an undiluted basis, also owned approximately 98.63% of the stock of Bruker Optics prior to the consummation of the acquisition. As a result, this acquisition was a related-party transaction. Pursuant to the stock purchase agreement, the transaction was subject to the approval of both the affirmative vote of the holders of a majority of the shares of Bruker BioSciences common stock present or represented by proxy at the annual Meeting and entitled to vote, and the affirmative vote of the holders of shares of Bruker BioSciences common stock who are unaffiliated with the five Laukien family members and who represent at least a majority of the total votes cast by these unaffiliated holders at the Annual Meeting. The acquisition agreement was signed among Bruker BioSciences, Bruker Optics and all of the Bruker Optics stockholders.

Since both Bruker BioSciences and Bruker Optics were majority owned by five affiliated stockholders, the acquisition of Bruker Optics by Bruker BioSciences was considered a business combination of companies under common control and is being accounted for in a manner similar to a pooling-of-interests. Accordingly, the acquisition of Bruker Optics, as it relates to the portion under common ownership, is being accounted for at historical carrying values. The portion not under the common ownership of the five affiliated stockholders is being accounted for using the purchase method of accounting (at fair value) on a pro rata basis. The excess purchase price of the interest not under common control over the fair value of the related net assets acquired is being accounted for as goodwill and intangible assets.

The pro forma adjustments are based on available information and various estimates and assumptions. Actual adjustments may differ from the pro forma adjustments. Bruker BioSciences believes that these assumptions provide a reasonable basis for presenting the significant effects of the acquisition and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

2.                   Eliminations in the Unaudited Pro Forma Combined Balance Sheet and Statements of Operations

The eliminations column in the unaudited pro forma combined financial statements reflects the elimination of all intercompany transactions, which include (in thousands):

(a)                Adjustment to eliminate intercompany accounts receivable and payable balances at the end of the period.

(b)               Adjustment to eliminate product sales between Bruker BioSciences and Bruker Optics during the period presented.

(c)                Adjustment to eliminate service sales between Bruker BioSciences and Bruker Optics during the period presented.

(d)               Adjustment to eliminate product cost of sales between Bruker BioSciences and Bruker Optics during the period presented as well as profit in inventory at the end of each period.

(e)                Adjustment to eliminate service cost of sales between Bruker BioSciences and Bruker Optics during the period presented as well as profit in inventory at the end of each period.

(f)                  Adjustment to record the income tax provision (benefit) associated with the elimination of profit in inventory.

3.                   Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred on June 30, 2006. Pro forma adjustments have been made and are described below (in thousands, except share and per share data)

(a)                The cash paid was 58.6% of the total consideration, or $79.1 million.

i.                       The Bruker Optics optionholders and minority Bruker Optics stockholders received a cash payment as required under the stock purchase agreement with one minority stockholder receiving $0.4 million in Bruker BioSciences common stock. The Bruker Optics optionholders and minority stockholders received an aggregate of approximately $5.2 million.

ii.                    The affiliated majority Bruker Optics stockholders elected to receive a combination of cash and stock. The percentage of cash and stock varied for each of the individual affiliated Bruker Optics majority stockholders. The trailing average of Bruker BioSciences closing prices per share, as reported in The Wall Street Journal, for the period of ten (10) consecutive trading days ending three (3) days prior to the closing date was $4.91 per share at the consummation of the transaction. The affiliated Bruker Optics majority stockholders and one Bruker Optics minority stockholder received 11.4 million shares of Bruker BioSciences common stock valued at $55.9 million, and the remainder of the consideration, $75.5 million, in cash.

iii.                 The Company borrowed $20 million under a revolving credit facility to partially finance the acquisition of Bruker Optics, which increased our long-term debt at the date of the acquisition.

(b)               Adjustments to record the pro rata allocation of the purchase price to the net assets of Bruker Optics for the portion of the transaction subject to purchase accounting are as follows:

Cash paid to Bruker Optics optionholders and minority stockholders (see note 3a)	$5,200
Pro-rata portion of estimated acquisition related costs incurred by Bruker Biosciences related to the Bruker Optics optionholders and minority stockholders ($5,483 x 4.10%)	225
Estimated purchase price for minority interest	$5,425
Estimated fair value of identifiable net assets acquired	$1,166
Excess purchase price over net assets acquired	$4,259

(c)                Adjustment to record an accrual for remaining estimated acquisition related costs of $1,585 related to the acquisition.  Prior to June 30, 2006, acquisition related costs of $3,898 were already paid, and accordingly, are not accrued for as of June 30, 2006. The accrued costs include investment banking, legal and valuation fees.

(d)               Adjustment to reflect the $0.01 per share par value associated with the 11.4 million additional shares of Bruker BioSciences common stock issued to certain Bruker Optics stockholders in connection with the acquisition, less the elimination of Bruker Optics common stock par value.

(e)                   Adjustment to reflect the additional paid in capital associated with the additional shares of Bruker BioSciences common stock issued to certain Bruker Optics stockholders in connection with the acquisition, offset by a deemed dividend to the affiliated stockholders.

(f)                  Adjustment to establish a valuation allowance for the U.S. deferred tax assets of Bruker Optics.

4.                   Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the acquisition of Bruker Optics as if it occurred on January 1, 2003. Pro forma adjustments have been made and are described below (in thousands):

(a)                Adjustment reflects the amortization expense associated with identified amortizable intangible assets resulting from the acquisition of Bruker Optics. For the total excess purchase price of $4,259, the estimated value of amortizable intangible assets allocated to the minority stockholders is $2,796 and the estimated useful life is 5 years, resulting in annual amortization of $559 and amortization of $280 for six month periods. The remaining excess purchase price of $1,463 was allocated to goodwill. The current allocation is preliminary and was prepared by a third party valuation firm.

(b)               Bruker BioSciences estimates total costs of $5,483 related to the acquisition of Bruker Optics. These costs include investment banking, legal and valuation fees as well as a success fee payable to the chief executive officer of Bruker Optics. The acquisition related costs are required to be expensed except for the costs related to the portion of the transaction subject to purchase accounting, which is estimated to be $225. During the six months ended June 30, 2006, Bruker BioSciences and Bruker Optics incurred and expensed $4,868 of these acquisition related costs and recorded an income tax benefit of $900 associated with certain of these costs. These costs and the income tax benefit were removed as part of the pro forma adjustments as they are material, non-recurring charges directly related to the acquisition.

(c)                Adjustment reflects the impact of:

•        A reduction of interest income related to the cash consideration for the acquisition and estimated transaction costs, which are expected to total $64.6 million in the aggregate. The Company estimates that it receives an average interest rate of 3% earned on cash and short-term investments, which results in a reduction to interest income of $1,938 on an annual basis and $969 for six month periods.

•        An increase in interest expense associated with the anticipated revolving credit facility. The Company borrowed $20 million at approximately 7.5% to finance a portion of the Bruker Optics acquisition, which results in an increase in interest expense of $1,500 on an annual basis and $750 for six month periods.

(d)               The change in basic and diluted average shares outstanding reflects the adjustment for the additional shares of Bruker BioSciences common stock issued to certain stockholders of Bruker Optics upon consummation of the transaction. The trailing average of Bruker BioSciences closing prices per share, as reported in The Wall Street Journal, for the period of ten (10) consecutive trading days ending three (3) days prior to the closing date was $4.91 per share, which resulted in the issuance of an additional 11.4 million shares of Bruker BioSciences common stock.

NOTE: The pro forma adjustments are not tax effected because Bruker BioSciences is in a net tax loss position for U.S. income tax purposes as of the end of each period.

(c)               Exhibits

23.1         Consent of Ernst & Young LLP, Independent Auditors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER BIOSCIENCES CORPORATION
(Registrant)

Date: September 14, 2006	By:	/s/ Frank H. Laukien, Ph.D.
Frank H. Laukien, Ph.D.
Chief Executive Officer and President

Report of Independent Auditors

The Board of Directors and Stockholders of Bruker Optics, Inc.

We have audited the accompanying consolidated balance sheets of Bruker Optics Inc. (Bruker Optics) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bruker Optics Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 31, 2006

Bruker Optics Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30,	December 31
	2006	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,828	$9,473	$8,874
Accounts receivable, net	13,849	14,168	11,303
Inventories	24,221	21,617	17,548
Deferred income taxes	2,166	2,269	1,301
Prepaid expenses and other assets	2,152	685	909
Total current assets	55,216	48,212	39,935
Property, plant, and equipment, net	13,173	12,977	14,433
Deferred income taxes	58	56	62
Other assets	14	83	93
Total assets	$68,461	$61,328	$54,523
Liabilities and stockholders’ equity
Current liabilities:
Short-term bank borrowings and current portion of long-term debt	$1,283	$1,561	$1,794
Accounts payable	2,870	3,095	2,681
Amounts due to affiliated companies, net	2,479	715	949
Notes payable to affiliated companies	—	—	2,183
Customer deposits	9,263	8,943	5,436
Accrued expenses and other current liabilities	10,201	14,124	10,722
Deferred income taxes	8,391	6,442	5,331
Total current liabilities	34,487	34,880	29,096
Long-term bank debt	3,463	3,648	5,074
Long-term debt due to stockholder	—	—	1,000
Deferred income taxes	905	50	—
Other long-term liabilities	1,170	238	332
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred Stock, $.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—	—
Common Stock, $.01 par value; 100,000,000 shares authorized, 18,757,500 (unaudited) and 18,710,000 shares issued and outstanding at June 30, 2006 and December 31, 2005 and 2004, respectively	188	187	187
Additional paid-in capital	3,389	3,206	3,203
Retained earnings	22,072	17,707	11,456
Accumulated other comprehensive income	2,787	1,412	4,175
Total stockholders’ equity	28,436	22,512	19,021
Total liabilities and stockholders’ equity	$68,461	$61,328	$54,523

The accompanying notes are an integral part of these financial statements.

Bruker Optics Inc.

Consolidated Statements of Income

(in thousands)

	Six Months Ended June 30,		Years Ended December 31
	2006	2005	2005	2004	2003
	(Unaudited)
Product revenue	$41,024	$31,868	$72,476	$68,188	$55,343
Service revenue	3,816	3,086	5,963	5,813	4,564
Grant revenue	16	96	262	150	140
Total revenue	44,856	35,050	78,701	74,151	60,047
Costs and operating expenses:
Cost of product revenue	19,304	15,147	33,954	38,042	31,010
Cost of service revenue	2,777	1,975	4,324	3,731	3,121
Sales and marketing	10,334	9,039	19,020	16,740	15,250
Research and development	3,566	3,043	6,141	5,145	4,313
General and administrative	1,932	1,549	3,227	2,781	2,305
Acquisition related charges	2,500	—	—	—	—
Total costs and operating expenses	40,413	30,753	66,666	66,439	55,999
Operating income	4,443	4,297	12,035	7,712	4,048
Interest (expense) income, net	(128)	(164)	(302)	(440)	(356)
Other income (expense), net	3,019	(755)	(1,789)	(628)	(82)
Income before provision for income taxes	7,334	3,378	9,944	6,644	3,610
Provision for income taxes	2,970	1,343	3,693	2,668	1,475
Net income	$4,364	$2,035	$6,251	$3,976	$2,135

The accompanying notes are an integral part of these financial statements.

Bruker Optics Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance as of December 31, 2002	18,710,000	$187	$3,175	$5,345	$719	$9,426
Compensation expense related to stock options issued to nonemployees			15			15
Comprehensive income:
Currency translation adjustment					1,889	1,889
Net income				2,135		2,135
Total comprehensive income						4,024
Balance as of December 31, 2003	18,710,000	187	3,190	7,480	2,608	13,465
Compensation expense related to stock options issued to nonemployees			13			13
Comprehensive income:
Currency translation adjustment					1,567	1,567
Net income				3,976		3,976
Total comprehensive income						5,543
Balance as of December 31, 2004	18,710,000	187	3,203	11,456	4,175	19,021
Compensation expense related to stock options issued to nonemployees			3			3
Comprehensive income:
Currency translation adjustment					(2,763)	(2,763)
Net income				6,251		6,251
Total comprehensive income						3,488
Balance as of December 31, 2005	18,710,000	$187	$3,206	$17,707	$1,412	$22,512

The accompanying notes are an integral part of these financial statements.

Bruker Optics Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30		Years Ended December 31
	2006	2005	2005	2004	2003
	(Unaudited)
Operating activities
Net income	$4,364	$2,035	$6,251	$3,976	$2,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,122	747	1,900	1,414	1,675
Deferred income taxes	2,504	(269)	972	707	(166)
Gain on sales of assets	5	—	(513)	(367)	(400)
Loss on fair market value of derivative instruments	—	—	2,783	(94)	(794)
Stock-based compensation	39	—	3	13	15
Changes in operating assets and liabilities:
Accounts receivable	3,797	3,272	(4,089)	1,668	(4,666)
Inventories	(1,676)	(5,293)	(5,931)	1,266	846
Other assets	(1,422)	(541)	165	(221)	(68)
Current liabilities	(3,989)	2,365	2,080	1,677	2,390
Amounts due to affiliated companies	—	—	(97)	(2,136)	506
Customer deposits	(1)	821	4,004	(1,331)	514
Net cash provided by operating activities	4,743	3,137	7,528	6,572	1,987
Investing activities
Purchases of property, plant, and equipment	(662)	(1,070)	(2,419)	(3,453)	(3,866)
Proceeds from sale of fixed assets	61	—	840	666	823
Increase in restricted cash	—	—	—	—	(133)
Net cash used in investing activities	(601)	(1,070)	(1,579)	(2,787)	(3,176)
Financing activities
Repayments of long-term debt	(791)	(413)	(797)	(396)	48
Proceeds from short-term borrowings	—	—	—	—	246
(Repayments) proceeds of long-term stockholder debt	—	(1,000)	(1,000)	1,000	—
Proceeds from issuance of common stock	144	—	—	—	—
Payments on notes with affiliated companies	(604)	(1,370)	(1,994)	(1,302)	(1,000)
Net cash used in financing activities	(1,251)	(2,783)	(3,791)	(698)	(706)
Effect of exchange rate changes on cash and cash equivalents	464	(713)	(1,559)	417	671
Net increase (decrease) in cash and cash equivalents	3,355	(1,429)	599	3,504	(1,224)
Cash and cash equivalents at beginning of period	9,473	8,874	8,874	5,370	6,461
Cash and cash equivalents at end of period	$12,828	$7,445	$9,473	$8,874	$5,237
Supplemental cash flow information
Cash paid for interest			$407	$373	$387
Cash paid for income taxes, net of refunds			$1,744	$1,832	$1,602

The accompanying notes are an integral part of these financial statements.

Bruker Optics Inc.

Notes to Consolidated Financial Statements

1.              Description of Business

Bruker Optics Inc. and its wholly owned subsidiaries (Bruker Optics) design, manufacture, and market enabling life science, process control, and analytical tools based on advanced vibrational spectroscopy. Bruker Optics maintains major technical centers in Europe, North America, and Asia. Bruker Optics’ diverse customer base includes pharmaceutical companies, biotechnology companies, academic institutions, and government agencies.

The unaudited financial information presented herein does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of the results to be expected for the full year.

2.              Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements reflect the consolidated accounts of Bruker Optics Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents

Bruker Optics considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Certain of these investments represent deposits which are not insured by the FDIC or any other United States government agency. Cash and cash equivalents are carried at cost, which approximates market value.

Concentration of Credit Risk

Financial instruments that subject Bruker Optics to credit risk consist of cash equivalents and accounts receivable. The risk with respect to cash equivalents is minimized by Bruker Optics’ policy of investing in short-term financial instruments issued by highly rated financial institutions. The risk with respect to accounts receivable is minimized by the credit-worthiness of Bruker Optics’ customers. Bruker Optics performs periodic credit evaluations of its customers’ financial condition and generally requires an advance deposit for a portion of the purchase price. Credit losses have been within management’s expectations and the allowance for doubtful accounts totaled $0.5 million and $0.3 million as of December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004 and 2003, no sales to or receivables from any single customer exceeded 10% of Bruker Optics’ revenue or accounts receivable, respectively.

Inventories

Components of inventory include raw materials, work-in process, demonstration units and finished goods. Demonstration units include units which are located in Bruker Optics’ demonstration laboratories and at potential customer sites and are considered available for sale. Finished goods include in-transit systems that have been shipped to Bruker Optics’ customers, but not yet installed and accepted by the customer. All inventories are stated at the lower of cost or market, cost determined principally by the first-in, first-out, (“FIFO”) method. Bruker Optics’ reduces the carrying value of its inventories for differences between the cost and estimated net realizable value taking into consideration usage in the preceding twelve months, expected demand, technological obsolescence and other information including the physical condition of demonstration and in-transit inventories. Bruker Optics records as a charge to cost of revenue the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement and warehousing of inventories, such as inbound freight charges and purchasing and receiving costs, are also included in the cost of revenue line item within the statement of operations.

Property, Plant, and Equipment

Property, plant, and equipment, which include machinery and equipment, furniture and fixtures, software and leasehold improvements, are stated at cost. Depreciable assets are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	25—39 years
Machinery and equipment	5—7 years
Furniture and fixtures	3—5 years
Software	3—5 years
Leasehold improvements	Shorter of 15 years or the life of the lease

Depreciation and amortization expense associated with property, plant and equipment for the years ended December 31, 2005, 2004 and 2003 was approximately $1.9 million, $1.4 million and $1.7 million, respectively.

Equipment on Operating Leases

Bruker Optics leases its products to certain customers under operating leases. Lease terms are from three to five years, and can be cancelled at the customer’s option any time after 12 months. Equipment associated with operating leases was $0.9 million and $0.8 million at December 31, 2005 and 2004, respectively, and were included in property, plant, and equipment. The related accumulated depreciation for this equipment was $0.2 million, $0.3 million and $0.3 million at December 31, 2005, 2004 and 2003, respectively. The minimum future rental for the noncancelable portion of the operating leases is $0.1 million as of December 31, 2005.

Software Costs

Purchased software is capitalized at cost and is amortized over the estimated useful life, generally three years. Software developed for use in the Bruker Optics’ products is expensed as incurred until technological feasibility is reasonably assured and is classified as research and development expense. Subsequent to the achievement of technological feasibility, amounts are capitalizable, however, to date such amounts have not been material.

Long-Lived Assets

Bruker Optics reviews long-lived assets for impairment, in accordance with Statement of Financial Accounting Standard (SFAS) No. 144,  Accounting for the Impairment or Disposal of Long-Lived Assets . If facts and circumstances indicate that Bruker Optics’ long-lived assets might be impaired, the estimated future undiscounted cash flows associated with the long-lived asset would be compared to its carrying amount to determine if a write-down to fair value is necessary. If a write-down is required, the amount is determined by estimation of the present value of net discounted cash flows in accordance with SFAS No. 144. To date, no such indicators of impairment have been identified.

Revenue Recognition

Revenue is recognized from system sales, including hardware with embedded software, when the system is accepted by the customer, except when sold through related Bruker affiliates that assumes responsibility for installation. Revenues from these affiliates are recognized when the systems are shipped and title has transferred to the Bruker affiliate. For arrangements with multiple elements, Bruker Optics defers revenue for each undelivered element based on the fair value of the undelivered element provided all other criteria for revenue recognition have been met. The fair value for each element provided in multiple element arrangements is typically determined by referencing historical pricing policies when the element is sold separately.

Revenue from the sale of accessories and parts is recognized upon shipment. Revenue from services is recognized when performed.

Bruker Optics offers warranty and service agreements extending beyond the initial warranty period to its customers for a fee. These fees are recorded as deferred revenue and amortized into income over the life of the agreements.

Revenue from research and development grants is recognized as the related grant work is performed.

Customer Deposits

Under the terms and conditions of certain contracts, Bruker Optics requires an advance deposit. These deposits are recorded as a liability until revenue is recognized upon acceptance of the system.

Fair Value of Financial Instruments

Bruker Optics’ financial instruments consist primarily of cash equivalents, accounts receivable, bank borrowings, accounts payable, net amounts due to affiliated companies, notes payable to affiliated companies, and derivative instruments. The carrying amounts of Bruker Optics’ cash equivalents, accounts receivable, short-term bank borrowings, accounts payable and net amounts due to affiliated companies approximate fair value due to their short-term nature. The fair value of the notes payable to affiliated companies cannot be reasonably estimated due to the uncertain timing of repayment. The carrying amounts of Bruker Optics’ long-term bank debt approximates its fair value due to the fact that the interest rate varies based on changes in market interest rates. The carrying value of Bruker Optics’ derivative financial instruments approximate fair value as of December 31, 2005 and 2004.

Foreign Currency Translation and Transactions

In accordance with SFAS No. 52, Foreign Currency Translation, balance sheet items of foreign subsidiaries are translated into United States dollars at the current exchange rate at the end of the period, and income statement items of foreign subsidiaries are translated at the average exchange rate for the period. Resulting translation adjustments are recorded as a separate component of stockholders’ equity, and represent the only component of accumulated other comprehensive income as of December 31, 2005 and 2004.

Net gains and losses arising from transactions denominated in foreign currencies resulted in a net gain of $1.1 million during the year ended December 31, 2005 and losses of $0.6 million and $0.9 million during the years ended December 31, 2004 and 2003, respectively.

Derivative Financial Instruments

Bruker Optics, periodically, enters into foreign exchange commitments to hedge cash flows subject to foreign exchange and interest rate fluctuation risk. Under SFAS No. 133,  Accounting for Derivative Instruments and Hedging Activities, the accounting for gains and losses associated with changes in the fair value of the contracts, and the effects on the financial statements, depends on their hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of the liability hedged.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in other comprehensive income (loss), but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax.

Shipping and Handling Costs

Bruker Optics records shipping and handling costs in marketing and selling expenses. Amounts billed to customers in connection with these costs are included in product revenue. Shipping and handling costs were $0.8 million, $0.6 million and $0.5 million during the years ended December 31, 2005, 2004 and 2003, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $0.5 million during each of the years ended December 31, 2005, 2004 and 2003.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

Bruker Optics provides for income taxes under the liability method prescribed by SFAS No. 109,  Accounting for Income Taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Contingencies

Bruker Optics is subject to proceedings, lawsuits and other claims related to patents, product and other matters. Bruker Optics’ assesses the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each situation or changes in settlement strategy in dealing with these matters.

Stock-Based Compensation

Bruker Optics accounts for its stock compensation arrangements under the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25,  Accounting for Stock Issued to Employees, and Financial Accounting Standards Board (FASB) Interpretation No. 44,  Accounting for Certain Transactions Involving Stock Compensation. Bruker Optics has adopted the disclosure-only provisions of SFAS No. 123,  Accounting for Stock-Based Compensation, as amended by SFAS No. 148,  Accounting for Stock-Based Compensation—Transition and Disclosure.

Under the intrinsic value method, compensation expense is measured on the date of grant as the difference between the fair value of Bruker Optics’ common stock and the option exercise price. Generally, Bruker Optics grants stock options with exercise prices equal to the fair value of its common stock, however, to the extent that the fair value of the common stock exceeds the exercise price of stock options on the date of grant, Bruker Optics would record deferred stock-based compensation and amortize the expense over the vesting schedule of the options, generally four years. As a privately held company, the fair value of the common stock was determined by Bruker Optics’ Board of Directors (the Board). In the absence of a public trading market for Bruker Optics’ common stock, Bruker Optics’ Board considered objective and subjective factors in determining the fair value of the common stock.

No stock-based compensation expense related to employee grants was recorded during the years ended December 31, 2005, 2004 and 2003 as the exercise price of Bruker Optics’ stock options was equal to or in excess of the fair value of Bruker Optics’ common stock on the date of grant. Stock options granted to nonemployees are accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 96-18,  Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction With Selling, Goods or Services, which requires the value of such options to be remeasured as they vest over the performance period. The fair value of such options is determined using the Black-Scholes model, and the resulting charge is recognized as the related services are performed. The amount Bruker Optics recorded as compensation expense relating to nonemployee options granted during the years ended December 31, 2005, 2004 and 2003 is included in the table below.

If Bruker Optics had elected to recognize compensation expense for the granting of options based on the fair value recognition provisions of SFAS No. 123, net income would have been as follows (in thousands):

	Years Ended December 31
	2005	2004	2003
Net income, as reported	$6,251	$3,976	$2,135
Add: non-employee stock-based compensation included in net income, as reported	3	13	15
Less: total employee stock-based compensation expense determined under fair value-based method for all awards	(136)	(161)	(196)
Net income, pro forma	$6,118	$3,828	$1,954

There were no stock options granted in 2004 and 2003. The following table illustrates the assumptions used in determining the fair value of all stock option grants in 2005.

Weighted-average risk free interest rate	4.3%
Expected life of option	4 years
Volatility	40.0%
Expected dividend yield	—
Weighted-average fair value options granted	$1.40

As of March 31, 2006, Bruker Optics adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.  This standard revised the measurement, valuation and recognition of financial accounting and reporting standards for equity-based compensation plans contained in SFAS No. 123,  Accounting for Stock Based Compensation.  The new standard requires companies to expense the value of employee stock options and similar equity-based compensation awards based on fair value recognition provisions determined on the date of grant.

Bruker Optics adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard on January 1, 2006, the effective date of the standard for Bruker Optics. In accordance with the modified prospective transition method, Bruker Optics’ consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

During the unaudited six months ended June 30, 2006, stock-based compensation charges totaled $75,000.

Reclassifications

Certain prior period amounts in the accompanying consolidated 2004 financial statements have been reclassified to conform to the 2005 presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

3.              Accounts Receivable

The following is a summary of trade accounts receivable (in thousands):

	2005	2004
Gross accounts receivable	$14,638	$11,599
Allowance for doubtful accounts	(470)	(296)
Accounts receivable, net	$14,168	$11,303

4.              Inventories

The components of inventories were as follows (in thousands):

	June 30,	December 31
	2006	2005	2004
	(unaudited)
Raw materials	$9,452	$8,646	$7,578
Work-in-process	6,034	3,860	4,506
Finished goods	8,735	9,111	5,464
Total inventories	$24,221	$21,617	$17,548

5.              Property, Plant, and Equipment

Property, plant, and equipment consisted of the following (in thousands):

	December 31
	2005	2004
Land and buildings	$8,859	$10,229
Office furniture, machinery, and equipment	5,158	4,974
Software	1,895	1,362
Leasehold improvements	1,704	1,600
	17,616	18,165
Less accumulated depreciation and amortization	(4,639)	(3,732)
Property, Plant and Equipment, net	$12,977	$14,433

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $1.9 million, $1.4 million and $1.7 million, respectively. Amortization of leasehold improvements is included in depreciation in the accompanying financial statements.

6.              Accrued Expenses and Other Current Liabilities

Accrued expenses and other liabilities consist of the following (in thousands):

	December 31,
	2005	2004
Accrued compensation	$3,021	$3,178
Fair value liability of derivative instruments	2,988	—
Accrued income taxes	1,923	1,036
Warranty reserve	1,837	2,605
Deferred revenues	544	515
Other accrued liabilities	3,811	3,388
Total accrued expenses and other liabilities	$14,124	$10,722

Bruker Optics provides a standard parts and labor warranty with the purchase of equipment, the terms of which vary depending upon the geographic location and product sold. The anticipated cost for this standard warranty is accrued upon recognition of the sale. Changes in accrued product warranty during the period were as follows (in thousands):

	2006	2005	2004
	(unaudited)
Balance at beginning of period	$1,837	$2,605	$1,265
Warranties issued during period	1,047	1,836	1,883
Settlements made during period	(916)	(2,604)	(543)
Balance at end of period	$1,968	$1,837	$2,605

7.              Income Taxes

The components of income (loss) before provision for income taxes consisted of the following (in thousands):

	Years Ended December 31
	2005	2004	2003
United States	$(726)	$92	$497
Foreign	10,670	6,552	3,113
	$9,944	$6,644	$3,610

Significant components of the provision for income taxes were as follows (in thousands):

	Years Ended December 31
	2005	2004	2003
Current:
Federal	$130	$34	$588
State	48	8	175
Foreign	2,543	1,919	878
	2,721	1,961	1,641
Deferred:
Federal	(316)	16	(425)
State	(93)	5	(124)
Foreign	1,381	686	383
	972	707	(166)
Total provision for income taxes	$3,693	$2,668	$1,475

The reconciliation of the income tax rate computed at the United States federal statutory tax rate to the actual income tax rate were as follows:

	Years Ended December 31
	2005	2004	2003
Income tax at statutory rate	34.0%	34.0%	34.0%
Change in valuation allowance	0.1	0.1	3.2
Change in enacted tax rates	—	—	(2.8)
Foreign income taxes at differing rates	2.7	1.9	2.9
Other	0.3	4.1	3.6
	37.1%	40.1%	40.9%

The components of Bruker Optics’ deferred income taxes were as follows (in thousands):

	December 31
	2005	2004
Deferred tax assets:
Inventories	$1,446	$1,045
Net operating loss carryforward	34	176
Other	816	318
	2,296	1,539
Valuation allowance	(34)	(176)
Net deferred tax assets	2,262	1,363
Deferred tax liabilities:
Fixed assets	6	(43)
Accrued liabilities	(6,315)	(5,115)
Other	(120)	(173)
Total deferred tax liabilities	(6,429)	(5,331)
Net deferred tax liability	$(4,167)	$(3,968)

For financial reporting purposes, a valuation allowance at December 31, 2005 and 2004 has been recognized to offset certain deferred tax assets due to uncertainties surrounding the future realization of deferred tax assets in certain countries.

As of December 31, 2005, approximately $0.1 million of net operating loss carryforwards were available to reduce future foreign tax liabilities. The net operating loss carryforwards expire at various dates through the year 2010.

On October 22, 2004, the American Jobs Creation Act (AJCA) was signed into law and includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. Bruker Optics repatriated approximately $1.2 million in 2005 and $0.6 million in 2004 and recognized a related tax expense of $0.1 million in 2005.

U.S. income and foreign withholding taxes were not provided on certain undistributed earnings of foreign subsidiaries that Bruker Optics considered to be indefinitely reinvested. The cumulative amount of undistributed earnings for which income taxes have not been provided totaled $18.0 million at December 31, 2005.

9.              Related-Party Transactions

Bruker Optics is affiliated with Bruker BioSciences Corp., Bruker BioSpin Inc., Bruker Physik AG, Bruker BioSpin Invest AG, Techneon AG and their respective subsidiaries, collectively referred to as the Bruker affiliated companies, through common control at the stockholder level.

Bruker Optics recognized sales to affiliated companies of $6.2 million, $5.7 million and $4.1 million during the years ended December 31, 2005, 2004 and 2003, respectively, and made inventory purchases from affiliated entities of $10.0 million, $8.7 million and $7.6 million during the years ended December 31, 2005, 2004 and 2003, respectively.

During the years ended December 31, 2005, 2004 and 2003, various Bruker affiliated companies provided administrative and other services including office space, to Bruker Optics at a cost of $1.4 million, $1.3 million and $1.3 million, respectively. These arrangements are renewable annually.

As of December 31, 2004, Bruker Optics had $2.2 million outstanding notes payable to an affiliated company. The notes had an interest rate of 4.5% and were repaid during 2005.

In July 2004, Bruker Optics borrowed $1.5 million from a stockholder, due in July 2006, at a fixed interest rate of 4.68%. During 2005, the note was repaid in full.

Bruker Optics rents various office space from a principal stockholder under lease agreements. During each of the years ended December 31, 2005, 2004 and 2003, this stockholder was paid $0.3 million, which was estimated to be equal to the estimated fair market value less the cost of certain capital improvements provided by Bruker Optics in 2004. Bruker Optics subleased a portion of this office space to an affiliate during 2005, 2004 and 2003 and received $31,500, $0.1 million and $0.2 million, in rental income, which included charges for utilities and other occupancy cost. This rental income is recorded as a reduction of rent, utilities, and building maintenance expenses.

10.       Financing Arrangements

In March 2002, Bruker Optics entered into a $5.0 million revolving line of credit arrangement with Citizens Bank. This line, which is secured by certain inventory, receivables, and equipment of Bruker Optics, is used to provide working capital and renews in June of each year. Interest on this line of credit is at LIBOR plus 175 basis points (3.39% and 2.42% at December 31, 2005 and 2004, respectively). There is no commitment fee on the unused portion of the line. As of December 31, 2005 and 2004, there were no outstanding balances on this line of credit.

Bruker Optics maintained revolving lines of credit in 2005 and 2004, of $2.4 million and $2.8 million, respectively, among German banks at interest rates ranging between 6.5% and 7.25%. There is no commitment fee on the unused portion of the line. At December 31, 2005 and 2004, Bruker Optics had no outstanding balance on these lines of credit.

Bruker Optics maintained revolving lines of credit in 2005 and 2004 of $0.4 million with a French bank, at a floating variable rate used by French institutions (TMM) of TMM plus 0.75 basis points (3.17% and 2.97% at December 31, 2005). There is no commitment fee on the unused portion of the line. At December 31, 2005 and 2004, Bruker Optics had no outstanding balance on this line of credit.

Bruker Optics maintained revolving lines of credit in 2005 and 2004, among various Japanese banks at an interest rate of 0.9% and 1.75%, respectively. At December 31, 2005 and 2004, Bruker Optics had $0.4 million and $0.5, million, respectively, outstanding on these lines of credit. The lines are secured by certain inventory and accounts receivable in Japan, and are renewable in September 2006.

Bruker Optics has a note payable with an outstanding balance as of December 31, 2005 and 2004 aggregating $4.8 million and $6.4 million, respectively, of which $1.1 million and $1.3 million was due in 2005 and 2004, respectively. The interest rate on the note is at EURIBOR plus 75 basis points (2.51% and 2.97%, at December 31, 2005 and 2004, respectively), and is due semiannually. All obligations are collateralized by the land and buildings of Bruker Optik GmbH. Principal payments of $0.9 million will be made annually until paid in full in 2011.

Bruker Optics incurred interest expense for the years ended December 31, 2005, 2004 and 2003 of $0.5 million, $0.6 million and $0.5 million, respectively. As of December 31, 2005 and 2004, there were no covenants related to financial instruments with outstanding borrowings.

11.       Derivative Instruments

In March 2002, Bruker Optics entered into a cross currency interest rate swap, with a notional value of EURO 5.0 million. Under this agreement, Bruker Optics receives semiannual interest payments in EUROs based on a variable interest rate equal to the six-month EURIBOR rate in exchange for semiannual payments in Swiss francs at a fixed rate of 4.97%. The instrument is considered a speculative derivative financial instrument, and as such, does not qualify for hedge accounting under SFAS No. 133. Accordingly, the instrument is marked-to-market with the corresponding gains and losses recorded in other expense in the current period.

At December 31, 2005, Bruker Optics had option and forward currency exchange contracts, both having maturities of less than 12 months, with notional amounts aggregating $14.0 million and an additional $5.0 million extended into 2007. The contracts involved the purchase of EURO currency at fixed U.S. dollar amounts. The notional amounts of the contracts are intended to hedge receivables in U.S. dollars. These transactions do not qualify for hedge accounting under SFAS No. 133. Accordingly, the instruments are marked-to-market with the corresponding gains and losses recorded in other expense in the current period.

At the end of each reporting period, Bruker Optics obtains third-party verification as to the fair value of these instruments. As of December 31, 2005 and 2004, the interest rate swap had unfavorable fair values of $0.3 million and $0.5 million, respectively. As of December 31, 2005 and 2004, the currency exchange contracts had an unfavorable fair value of $2.7 million and favorable fair value of $0.5 million, respectively. The instruments’ fair market values are recorded net of each other in the accompanying balance sheets. The unfavorable net value of $3.0 million is recorded in other current liabilities as of December 31, 2005. The favorable net value of $0.1 million is recorded in prepaid and other current assets as of December 31, 2004.

In connection with these instruments, Bruker Optics recorded a net loss of $2.8 million and a net gain of $0.1 million during 2005 and 2004, respectively. During the six months ended June 30, 2006, Bruker Optics recorded a net gain of $3.7 million. The net loss and gain were recorded in other expense.

12.       Stockholders’ Equity

Stock Plan

In 2000, the Board of Directors adopted and approved the 2000 Equity Incentive Plan (the Plan). The Plan provides the opportunity for employees, consultants, officers, and directors to be granted options to purchase, receive awards, or make direct purchases of up to 900,000 shares of Bruker Optics’ common stock at the discretion of the Board of Directors. During the year ended December 31, 2005, 191,000 options were granted. No options were granted in 2004 or 2003. The option recipients and the terms of the options granted under this Plan are determined by the Board of Directors. These options generally vest totally over four years, and have a maximum life of ten years. As of December 31, 2005 and 2004, 22,250 and 129,250 options were available for grant under the plan, respectively.

A summary of Bruker Optics’ stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Outstanding at December 31, 2002	888,000	$2.14
Forfeited	(62,000)	$2.18
Outstanding at December 31, 2003	826,000	$2.13
Forfeited	(55,250)	$2.21
Outstanding at December 31, 2004	770,750	$2.12
Granted	191,000	$3.78
Forfeited	(84,000)	$2.23
Outstanding at December 31, 2005	877,750	$2.47
Exercisable at December 31, 2005	656,875	$2.07
Exercisable at December 31, 2004	649,625	$1.99

As of June 30, 2006, 830,250 options were outstanding.

The following table summarizes information about stock options outstanding at December 31, 2005:

Range Of Exercise Prices	Options Outstanding	Options Exercisable	Weighted-Average Remaining Life (Years)
$1.63—$1.79	394,500	394,500	4.76
$2.50—$2.75	163,750	163,750	5.52
$3.00—$3.30	131,500	98,625	6.09
$3.73—$3.87	188,000	—	9.31
	877,750	656,875

13.       Segments and Geographic Information

Bruker Optics operates in one business segment, which is the design, manufacturing, and marketing of proprietary enabling life science, process control, and analytical tools based on advanced vibrational spectroscopy.

Geographic Areas

Information concerning principal geographic areas was as follows (in thousands):

	Years Ended December 31
	2005	2004	2003
Product revenues(1):
Europe	$46,374	$45,690	$37,841
North America (primarily U.S.)	21,341	17,087	13,175
Asia	10,724	11,224	8,891
	$78,439	$74,001	$59,907

(1)          Product revenues are attributed to the geographic area based on the location of the sales office receiving the customer order.

	December 31
	2005	2004
Long-lived assets:
Europe	$10,934	$12,321
North America (primarily U.S.)	1,812	1,837
Asia	231	275
	$12,977	$14,433
Net assets:
Europe	$21,532	$18,619
North America (primarily U.S.)	4,796	4,086
Asia	847	608
	27,175	23,313
Eliminations	(4,663)	(4,292)
	$22,512	$19,021

14.       Commitments and Contingencies

Certain vehicles, office equipment, and buildings are leased under agreements that are accounted for as operating leases. Total rental expense under operating leases was $0.5 million, $0.4 million and $0.1 million during the years ended December 31, 2005, 2004 and 2003, respectively. All other building rent expenses for Bruker Optics are discussed in the related-party footnote. Future minimum lease payments, net of future minimum rental income, under all noncancelable operating leases at December 31, 2005 were as follows (in thousands):

2006	$518
2007	491
2008	438
2009	408
2010	410
Thereafter	900
Total minimum lease payments	$3,165

15.       Employee Benefit Plans

Bruker Optics maintains or sponsors various defined contribution retirement plans that cover domestic and international employees. Bruker Optics may make contributions to these plans at its discretion. Eligibility is generally determined in accordance with local statutory requirements. However, the level of benefits and terms of vesting may vary among plans. Bruker Optics contributed $0.3 million, $0.3 million and $0.2 million to its various plans during the years ended December 31, 2005, 2004 and 2003, respectively.

16.       Grants

Bruker Optics’ wholly owned subsidiary, Bruker Optik GmbH, is the recipient of certain grants from the German government. The grants were made in connection with Bruker Optics’ development of specific advanced vibrational spectroscopy equipment. Total grants awarded to date total $1.4 million. Amounts received under these grants during the years ended December 31, 2005, 2004 and 2003 totaled $0.3 million, $0.1 million and $0.1 million, respectively, and are classified in other revenues. Grant related expenditures are classified in research and development expense.

17.       Recent Accounting Developments

On January 1, 2006, Bruker Optics adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.  This standard revised the measurement, valuation and recognition of financial accounting and reporting standards for equity-based compensation plans contained in SFAS No. 123,  Accounting for Stock Based Compensation . The new standard requires companies to expense the value of employee stock options and similar equity-based compensation awards based on fair value recognition provisions determined on the date of grant.

Bruker Optics adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard on January 1, 2006, the effective date of the standard for Bruker Optics. In accordance with the modified prospective transition method, Bruker Optics’

consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

17. Quarterly Financial Data (Unaudited)

A summary of operating results for the quarterly periods in the two years ended December 31, 2005 is set forth below (in thousands, except per share data):

	Quarter Ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2005
Net revenue	$16,182	$18,867	$16,085	$27,567
Gross profit	8,268	9,659	8,291	14,205
Operating income	1,608	2,689	2,008	5,730
Net income	954	1,080	1,007	3,210

	Quarter Ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2004
Net revenue	$16,397	$15,458	$17,611	$24,685
Gross profit	7,541	6,698	8,133	10,006
Operating income	1,546	1,011	2,758	2,397
Net income	675	626	1,533	1,142